                                                                    EXHIBIT D(1)
================================================================================



                          AGREEMENT AND PLAN OF MERGER


                                     among


                                  ALCOA INC.,


                            OMEGA ACQUISITION CORP.


                                      and


                           CORDANT TECHNOLOGIES INC.




                           Dated as of March 14, 2000



================================================================================

                               TABLE OF CONTENTS

                                                                            Page

                                   ARTICLE I

Section 1.1   The Offer...................................................   2
Section 1.2   Company Actions.............................................   4
Section 1.3   Directors of the Company....................................   5

                                  ARTICLE II
                                  THE MERGER

Section 2.1   The Merger..................................................   6
Section 2.2   Closing.....................................................   6
Section 2.3   Effective Time..............................................   7
Section 2.4   Effects of the Merger.......................................   7
Section 2.5   Certificate of Incorporation; By-laws.......................   7
Section 2.6   Directors; Officers of Surviving Corporation................   8
Section 2.7   Conversion of Securities....................................   8
Section 2.8   Exchange of Certificates....................................   9
Section 2.9   Appraisal Rights............................................  11

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1   Organization, Qualification, Etc............................  12
Section 3.2   Capital Stock...............................................  13
Section 3.3   Corporate Authority Relative to this Agreement; No Violation  15
Section 3.4   Reports and Financial Statements............................  16
Section 3.5   No Undisclosed Liabilities..................................  18
Section 3.6   No Violation of Law.........................................  18
Section 3.7   Environmental Matters.......................................  18
Section 3.8   Employee Benefit Plans; ERISA...............................  20
Section 3.9   Absence of Certain Changes or Events........................  22
Section 3.10  Litigation..................................................  23
Section 3.11  Schedule 14D-9; Offer Documents; and Proxy Statement........  23
Section 3.12  Intellectual Property.......................................  23
Section 3.13  Tax Matters.................................................  24

                                       i
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                                                                           Page
                                                                           ----

Section 3.14  Opinion of Financial Advisor................................  26
Section 3.15  Required Vote of the Company Stockholders...................  26
Section 3.16  Employment Matters..........................................  26
Section 3.17  Rights Plan.................................................  27

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                          OF ALCOA AND THE PURCHASER

Section 4.1   Organization, Qualification, Etc............................  27
Section 4.2   Corporate Authority Relative to this Agreement; No Violation  28
Section 4.3   Offer Documents; Proxy Statement; Schedule 14D-9............  29
Section 4.4   Financing...................................................  29
Section 4.5   Opinion of Financial Advisor................................  29
Section 4.6   Ownership of Capital Stock..................................  30

                                   ARTICLE V
                           COVENANTS AND AGREEMENTS

Section 5.1   Conduct of Business Prior to the Effective Time.............  30
Section 5.2   Access; Confidentiality.....................................  33
Section 5.3   Special Meeting; Proxy Statement............................  34
Section 5.4   Reasonable Best Efforts; Further Assurances.................  35
Section 5.5   Employee Stock Options and Other Employee Benefits..........  37
Section 5.6   Takeover Statute............................................  39
Section 5.7   No Solicitation by the Company..............................  39
Section 5.8   Public Announcements........................................  42
Section 5.9   Indemnification; Insurance..................................  42
Section 5.10  Disclosure Schedule Supplements.............................  43
Section 5.11  Howmet Acquisition..........................................  44

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

Section 6.1   Conditions to Each Party's Obligation to Effect the Merger..  43

                                       ii
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                                                                           Page
                                                                           ----

                                  ARTICLE VII
                                  TERMINATION

Section 7.1   Termination.................................................  45
Section 7.2   Effect of Termination.......................................  46
Section 7.3   Termination Fee.............................................  46

                                 ARTICLE VIII
                                 MISCELLANEOUS

Section 8.1   No Survival of Representations and Warranties...............  47
Section 8.2   Expenses....................................................  47
Section 8.3   Counterparts; Effectiveness.................................  47
Section 8.4   Governing Law...............................................  47
Section 8.5   Notices.....................................................  47
Section 8.6   Assignment; Binding Effect..................................  48
Section 8.7   Severability................................................  49
Section 8.8   Enforcement of Agreement....................................  49
Section 8.9   Entire Agreement; No Third-Party Beneficiaries..............  49
Section 8.10  Headings....................................................  49
Section 8.11  Definitions.................................................  49
Section 8.12  Finders or Brokers..........................................  50
Section 8.13  Amendment or Supplement.....................................  50
Section 8.14  Extension of Time, Waiver, Etc..............................  50

                            Index of Defined Terms

Defined Term                                                             Section
------------                                                             -------

Acquisition Agreement.................................................... 5.7(b)
Acquisition Proposal..................................................... 5.7(a)
affiliates................................................................. 8.11
Agreement.......................................................... Introduction
Alcoa.............................................................. Introduction
Alcoa and Purchaser Agreements........................................... 4.2(b)
Alcoa Common Stock....................................................... 5.5(a)
Alcoa Disclosure Schedule............................... Article IV Introduction
Asset Transaction........................................................ 5.7(a)
Business Combination Transaction......................................... 5.7(a)
CERCLA................................................................... 3.7(d)
Certificate of Merger....................................................... 2.3
Certificate of Ownership and Merger......................................... 2.3
Certificates............................................................. 2.8(b)
Closing..................................................................... 2.2
Closing Date................................................................ 2.2
Code..................................................................... 2.8(f)
Company............................................................ Introduction
Company Affiliated Group................................................ 3.13(a)
Company Agreements....................................................... 3.3(b)
Company Common Stock................................................... Recitals
Company Disclosure Schedule............................ Article III Introduction
Company Employee......................................................... 5.5(b)
Company Option Plans..................................................... 5.5(a)
Company Plans............................................................ 3.8(a)
Company Preferred Stock.................................................. 3.2(a)
Company Representatives.................................................. 5.7(a)
Company SEC Reports...................................................... 3.4(e)
Company Stockholder Approval............................................... 3.15
Company Title IV Plan.................................................... 3.8(d)
Computer Software....................................................... 3.12(c)
Confidentiality Agreement................................................ 5.2(b)
control.................................................................... 8.11
Copyrights.............................................................. 3.12(c)
DGCL................................................................... Recitals

Defined Term                                                             Section
------------                                                             -------

Disclosure Schedule..................................... Article IV Introduction
Dissenting Shares........................................................... 2.9
Dissenting Stockholders..................................................... 2.9
Drop Dead Date........................................................... 7.1(b)
Effective Time.............................................................. 2.3
Employee Stock Options................................................... 5.5(a)
Environmental Claim................................................... 3.7(f)(i)
Environmental Law.................................................... 3.7(f)(ii)
Environmental Permits.................................................... 3.7(a)
ERISA.................................................................... 3.8(a)
ERISA Affiliate.......................................................... 3.8(a)
Exchange Act............................................................. 1.1(a)
Exchange Agent........................................................... 2.8(a)
Foreign Plans............................................................ 3.8(a)
GAAP..................................................................... 3.4(e)
Governmental Entity...................................................... 3.3(b)
Group SEC Reports........................................................ 3.4(e)
Hazardous Materials................................................. 3.7(f)(iii)
Howmet................................................................... 3.1(b)
Howmet Common Stock...................................................... 3.1(b)
Howmet Options........................................................... 3.2(b)
Howmet Preferred Stock................................................... 3.2(b)
Howmet SEC Reports....................................................... 3.4(e)
Howmet Transaction......................................................... 5.11
HSR Act.................................................................. 3.3(b)
Incipient Superior Proposal.............................................. 5.7(a)
Including.................................................................. 8.11
Indemnified Parties...................................................... 5.9(a)
Independent Director Approval............................................ 1.3(c)
Intellectual Property................................................... 3.12(c)
IRS...................................................................... 3.8(b)
Lien..................................................................... 3.1(b)
Material Adverse Effect.................................................. 3.1(a)
Merger................................................................. Recitals
Merger Consideration..................................................... 2.7(b)
Minimum Condition........................................................ 1.1(a)
New Share Number......................................................... 5.5(a)

Defined Term                                                             Section
------------                                                             -------

Offer.................................................................. Recitals
Offer Documents.......................................................... 1.1(b)
Offer Price............................................................ Recitals
Offer to Purchase........................................................ 1.1(b)
Patents................................................................. 3.12(c)
Person..................................................................... 8.11
Policies................................................................. 5.9(c)
Proxy Statement...................................................... 5.3(a)(ii)
Purchase Date............................................................ 5.5(a)
Purchaser.......................................................... Introduction
Regulatory Condition....................................... Annex A Introduction
Rights................................................................... 3.2(c)
Rights Agreement......................................................... 3.2(a)
Schedule 14D-9........................................................... 1.2(b)
Schedule TO.............................................................. 1.1(b)
SEC...................................................................... 1.1(a)
Securities Act........................................................... 3.3(b)
Shares................................................................. Recitals
Significant Subsidiaries................................................... 8.11
Special Meeting....................................................... 5.3(a)(i)
Subsidiaries............................................................... 8.11
Superior Proposal........................................................ 5.7(a)
Surviving Corporation....................................................... 2.1
Tax Return.............................................................. 3.13(c)
Taxes................................................................... 3.13(c)
Termination Date............................................................ 5.1
Termination Fee............................................................. 7.3
Trademarks.............................................................. 3.12(c)

              AGREEMENT AND PLAN OF MERGER, dated as of March 14, 2000 (the "Agreement"), among ALCOA INC., a Pennsylvania corporation ("Alcoa"), OMEGA ACQUISITION CORP., a Delaware corporation (the "Purchaser"), and CORDANT TECHNOLOGIES INC., a Delaware corporation (the "Company").

          WHEREAS, the Boards of Directors of Alcoa, the Purchaser and the Company deem it advisable and in the best interests of their respective stockholders that Alcoa acquire the Company upon the terms and subject to the conditions provided for in this Agreement;

          WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by the Purchaser commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") and the associated Rights (the shares of Company Common Stock and any associated Rights are referred to herein as "Shares"), for $57.00 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), subject to applicable withholding Taxes, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the Board of Directors of the Company has approved the Offer and the Merger and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger; and

          WHEREAS, the Boards of Directors of Alcoa (on its own behalf and as the sole stockholder of the Purchaser), the Purchaser and the Company have each approved this Agreement and the merger of the Purchaser with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), in the case of each of the Company and the Purchaser, and in accordance with the Pennsylvania Business Corporation Law, in the case of Alcoa, and upon the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Alcoa, the Purchaser and the Company agree as follows:

                                   ARTICLE I


          Section 1.1  The Offer.
                       ---------

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in paragraphs (a) through (i) of Annex A hereto shall have occurred or be existing (and shall not have been waived by the Purchaser), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of the execution of this Agreement. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the then outstanding Shares on a fully diluted basis (the "Minimum Condition") and to the satisfaction or waiver by the Purchaser of the other conditions set forth in Annex A hereto. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to the Purchaser pursuant to the Offer. The Purchaser expressly reserves the right to waive any of such conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, modifies or amends any of the conditions set forth in Annex A hereto, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition or makes other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 25 business days following the date of commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by this Agreement, waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, other than Rule 14e-5 promulgated under the Exchange Act. Unless the Company advises the Purchaser that it does not wish the Purchaser to extend the Offer, the Purchaser shall extend the Offer from time to time until the earlier of (A) the date that is 30 days after the date on which the Regulatory Condition (as defined in Annex A) is satisfied or (B) the Drop Dead Date, in the event that, at the then-scheduled expiration date, all of the conditions of the Offer set forth in Annex A hereto have not been satisfied or waived as permitted by this Agreement. Any extension of the Offer pursuant to the preceding sentence of clause (i) of the second preceding sentence or this
Section 1.1 shall not exceed the lesser of ten business days or such fewer number of days that the Purchaser reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. The Purchaser shall provide a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than three business days following its acceptance for payment of Shares in the Offer. On or prior to the dates that the Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Alcoa shall provide or cause to be provided to the Purchaser the funds necessary to pay for all Shares that the Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

          (b) As promptly as practicable on the date of commencement of the Offer, the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). Alcoa and the Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Alcoa and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Alcoa and the Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Alcoa or the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

          Section 1.2  Company Actions.
                       ---------------

          (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser thereunder and approve and adopt this Agreement and the Merger. Subject to Section 5.7, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence.

          (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Alcoa and the Purchaser, on the other hand, will promptly correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Alcoa and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Alcoa, the Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Alcoa, the Purchaser and their counsel prior to responding to any such comments.

          (c) The Company shall promptly furnish the Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish the Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Alcoa, the Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Alcoa and the Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 7.1 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

          Section 1.3  Directors of the Company.
                       ------------------------

          (a) Promptly upon the purchase of and payment for Shares by the Purchaser or any of its affiliates pursuant to the Offer, Alcoa shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by Alcoa pursuant to this sentence) by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, promptly increase the size of its Board of Directors or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Alcoa's designees to be so elected to the Company's Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Alcoa's designees to be so elected. At such time, the Company shall, if requested by Alcoa, also cause directors designated by Alcoa to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company's Board of Directors who are directors on the date hereof and are not employees of the Company.

          (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Alcoa's designees to be elected to the Company's Board of Directors. Alcoa and the Purchaser will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

          (c) Following the election of Alcoa's designees to the Company's Board of Directors pursuant to this Section 1.3, prior to the Effective Time (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Alcoa or the Purchaser under this Agreement, or (iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by the Purchaser nor are employees of the Company (the "Independent Director Ap proval").


                                  ARTICLE II

                                  THE MERGER

          Section 2.1    The Merger.  Upon the terms and subject to the
                         ----------
conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time the Purchaser shall merge with and into the Company, and the separate corporate existence of the Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature and shall be subject to all of the restrictions, disabilities, duties, debts and obligations of the Company and the Purchaser, all as provided in the DGCL.

          Section 2.2    Closing.  The closing of the Merger (the "Closing")
                         -------
will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date, or both, are agreed to in writing by the parties hereto. The Closing will be held at the offices of Skadden, Arps,

Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another place is agreed to by the parties hereto.

          Section 2.3    Effective Time.  Subject to the provisions of this
                         --------------
Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in accordance with
Section 251 of the DGCL (the "Certificate of Merger") or a certificate of ownership and merger (the "Certificate of Ownership and Merger") in accordance with Section 253 of the DGCL, as applicable, executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or Certificate of Ownership and Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger or Certificate of Ownership and Merger (the time at which the Merger becomes fully effective being hereinafter referred to as the "Effective Time").

          Section 2.4    Effects of the Merger.  The Merger shall have the
                         ---------------------
effects set forth in Section 259 of the DGCL.

          Section 2.5    Certificate of Incorporation; By-laws.
                         -------------------------------------

          (a) At the Effective Time, the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "FIRST: The name of the corporation is Cordant Technologies Inc." and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

          (b) At the Effective Time, the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          Section 2.6    Directors; Officers of Surviving Corporation.
                         --------------------------------------------

          (a) The directors of the Purchaser at the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

          (b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

          Section 2.7      Conversion of Securities. At the Effective Time, by
                           ------------------------
virtue of the Merger and without any action on the part of the holders of any securities of the Purchaser or the Company:

          (a) Each Share that is owned by Alcoa, the Purchaser, any of their respective Subsidiaries, the Company or any Subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each issued and outstanding Share, other than Shares to be cancelled in accordance with Section 2.7(a) and Dissenting Shares, shall automati cally be converted into the right to receive the Offer Price in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.8, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.8.

          (c) Each issued and outstanding share of common stock, par value $.01 per share, of the Purchaser shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          Section 2.8  Exchange of Certificates.
                       ------------------------

          (a) Exchange Agent.  Prior to the Effective Time, Alcoa shall
              --------------
designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares held by Alcoa and its Subsidiaries, the Company and its Subsidiaries, and Dissenting Shares) in connection with the Merger (the "Exchange Agent") to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.7(b). Alcoa shall deposit such aggregate Merger Consideration with the Exchange Agent promptly following the Effective Time. Such aggregate Merger Consideration shall be invested by the Exchange Agent as directed by Alcoa or the Surviving Corporation.

          (b) Exchange Procedures.  Promptly after the Effective Time, Alcoa and
              -------------------
the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.7(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Alcoa may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Alcoa, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by this
Section 2.8.

          (c) Transfer Books; No Further Ownership Rights in the Shares.  At
              ---------------------------------------------------------
the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Fund; No Liability.  At any time following the
              ---------------------------------
first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consider ation delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Lost, Stolen or Destroyed Certificates. In the event any
              --------------------------------------
Certificates for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Alcoa, the posting by such Person of a bond in such sum as Alcoa may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 2.8(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

          (f) Withholding Taxes.  Alcoa and the Purchaser shall be entitled to
              -----------------
deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Alcoa or the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Alcoa or the Purchaser.


          Section 2.9  Appraisal Rights. Notwithstanding anything in this
                       ----------------
Agreement to the contrary, Shares (the "Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Stockholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each Share without any interest thereon. The Company shall give Alcoa (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Alcoa, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.7(b).


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth on the schedule delivered by the Company to Alcoa prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Alcoa and the Purchaser as set forth below:

          Section 3.1    Organization, Qualification, Etc.
                         ---------------------------------

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially delay the Offer and the Merger or otherwise prevent the Company from performing its obligations hereunder. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Company or Alcoa, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or Alcoa and its Subsidiaries, taken as a whole, as the case may be. The Company has delivered or made available to Alcoa copies of the certificate of incorporation and by-laws of the Company. Such certificate of incorporation and by-laws are complete and correct and in full force and effect, and the Company is not in violation of any of the provisions of its certificate of incorporation or by-laws.

          (b) Each of the Company's Significant Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Significant Subsidiaries (i) has the corporate or other organizational power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and, with respect to such shares or ownership interests that are owned by the Company or its Subsidiaries, are free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien"). All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are wholly owned by the Company, directly or indirectly, except for the common stock, par value $0.01 per share

(the "Howmet Common Stock"), of Howmet International Inc. ("Howmet"), of which a wholly owned Subsidiary of the Company owns as of the date hereof 84,650,000 shares. Other than the Subsidiaries listed in Section 3.1 of the Company Disclosure Schedule, there are no Persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

          Section 3.2    Capital Stock.
                         -------------

          (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the "Company Preferred Stock"). As of March 3, 2000, (i) 36,714,831 shares of Company Common Stock are issued and outstanding; (ii) 1,560,220 shares of Company Common Stock are subject to outstanding options issued under the Company's 1989 Stock Awards Plan; (iii) 1,514,143 shares of Company Common Stock are subject to outstanding options issued under the Company's 1996 Stock Awards Plan, as amended; (iv) 4,356,725 shares of Company Common Stock are issued and held in the treasury of the Company; and (v) no shares of Company Preferred Stock are issued, outstanding or reserved for issuance, except for 600,000 shares of the Company Preferred Stock which have been designated as "Series A Junior Participating Preferred Stock" and reserved for issuance in connection with the Rights Agreement, dated May 22, 1997, between the Company and First Chicago Trust Company of New York (the "Rights Agreement"). Since March 3, 2000 through the date of this Agreement,
(A) no options to purchase shares of Company Common Stock have been granted, (B) no shares of Company Common Stock have been issued other than pursuant to the exercise of options to purchase shares of Company Common Stock outstanding on March 3, 2000 and (C) no shares of Company Preferred Stock have been issued.
Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of February 29, 2000, of all holders of options, directors' restricted stock or other rights to purchase or receive capital stock of the Company under a stock option or other stock based employee or non-employee director benefit plan of the Company or any of its Subsidiaries, including such person's name, the number of options (vested, unvested and total) or other rights held by such person, the date of grant and the exercise price for each such option or right.

          (b) The authorized capital stock of Howmet consists of 400,000,000 shares of Howmet Common Stock, and 10,000,000 shares of preferred stock, par value $.01 per share ("Howmet Preferred Stock"). As of March 3, 2000, (i) 100,033,307 shares of Howmet Common Stock are issued and outstanding; (ii)

4,301,250 shares of Howmet Common Stock are subject to outstanding options issued under Howmet's 1997 Stock Awards Plan ("Howmet Options"); (iii) no shares of Howmet Common Stock are issued and held in the treasury of Howmet; (iv) no shares of Howmet Preferred Stock are issued and outstanding; and (v) no shares of Howmet Preferred Stock are issued and outstanding or reserved for issuance. Since March 3, 2000 through the date of this Agreement, (A) no Howmet Options have been granted, (B) no shares of Howmet Common Stock have been issued other than pursuant to the exercise of Howmet Options outstanding as of March 3, 2000 and (C) no shares of Howmet Preferred Stock have been issued. Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of February 29, 2000 of all holders of options or other rights to purchase or receive capital stock of Howmet under a stock option or other stock based employee or non-employee director benefit plan of the Company, Howmet or any of their Subsidiaries, including such person's name, the number of options (vested, unvested and total) or other rights held by such person, the date of grant and the exercise price for each such option or right.

          (c) All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in paragraph (a) or (b) above, except for the Company's obligations under the Rights Agreement (including with respect to the preferred share purchase rights issued or issuable thereunder (the "Rights"), and except for the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary (other than a Subsidiary that is wholly owned, directly or indirectly, by the entity obligated to provide such funds) or other entity.

          Section 3.3    Corporate Authority Relative to this Agreement; No
                         --------------------------------------------------
Violation.
---------

          (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company approved for purposes of Section 203 of the DGCL the entering into by Alcoa, the Purchaser and the Company of this Agreement and the consummation of the transactions contemplated hereby and has taken all appropriate action so that Section 203 of the DGCL, with respect to the Company, will not be applicable to Alcoa and the Purchaser by virtue of such actions. The Board of Directors of Howmet approved for purposes of Section 203 of the DGCL Alcoa and the Purchaser becoming "interested stockholders" pursuant to Alcoa executing a letter agreement, dated March 13, 2000 with Howmet or their entry into an agreement with the Company providing for a tender offer by the Purchaser to acquire the outstanding Shares, to be followed by a merger in which Alcoa would acquire the remaining Shares, and the consummation of such transactions and the Board of Directors of Howmet has taken all appropriate action so that Section 203 of the DGCL, with respect to Howmet, will not be applicable to Alcoa and the Purchaser by virtue of such actions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of Alcoa and the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (b) Except for the filings, permits, authorizations, consents and approvals set forth in Section 3.3(b)(i) of the Company Disclosure Schedule or as may be required under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, the rules and regulations of the New York Stock Exchange or the Chicago Stock Exchange or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or Alcoa (directly or through Subsidiaries, in each case ) has material assets or conducts material operations, and the filing of the Certificate of Merger or Certificate of Ownership and Merger, as applicable, under the DGCL, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require any filing by the Company or any of its Subsidiaries with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements"), or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which will not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or substan tially delay the consummation of the transactions contemplated hereby.

          Section 3.4    Reports and Financial Statements.  The Company has
                         --------------------------------
previously furnished or otherwise made available (by electronic filing or otherwise) to Alcoa true and complete copies of:

               (a) the Annual Reports on Form 10-K filed by the Company with the SEC for the fiscal year ended June 30, 1998 and the fiscal period ended December 31, 1998, and the Annual Reports on Form 10-K filed by Howmet with the SEC for each of the fiscal years ended December 31, 1997 and 1998;

               (b) the Quarterly Reports on Form 10-Q filed by each of the Company and Howmet with the SEC for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

               (c) each definitive proxy statement filed by each of the Company and Howmet with the SEC since December 31, 1997;

               (d) each final prospectus filed by each of the Company and Howmet with the SEC since December 31, 1997, except any final prospectus on Form S-8; and

               (e) all Current Reports on Form 8-K filed by each of the Company and Howmet with the SEC since January 1, 1998.

As of their respective dates, such reports, proxy statements and prospectuses filed by the Company (collectively with, and giving effect to, any amendments, supplements and exhibits thereto, the "Company SEC Reports") and filed by Howmet (collectively with, and giving effect to, any amendments, supplements and exhibits thereto, the "Howmet SEC Reports," and together with the Company SEC Reports, the "Group SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder in effect as of the date of filing, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Group SEC Report was amended or was superseded by a later filed Group SEC Report, none of the Group SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for (x) filing requirements of Subsidiaries of the Company in connection with guarantees by such Subsidiaries of indebtedness of the Company, (y) Cordant Technologies Holding Company (with respect to the filing of Statements on Schedule 13D under the Exchange Act) and (z) Howmet, none of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Group SEC Reports (including any related notes and schedules) fairly present in all material respects the consolidated financial position of each of the Company and Howmet, as the case may be, and its respective consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), and in each case were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since January 1, 1999, each of the Company and Howmet has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.The Company represents and warrants to Alcoa that, as of the respective dates thereof, all reports of the type referred to in this Section 3.4 which the Company files with the SEC on or after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), and will be prepared in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

          Section 3.5    No Undisclosed Liabilities.  Neither the Company nor
                         --------------------------
any of its Subsidiaries has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet of the Company and its consolidated Subsidiaries under GAAP whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except liabilities or obligations (a) reflected in the Group SEC Reports or (b) which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          Section 3.6    No Violation of Law.  The businesses of the Company and
                         -------------------
its Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Entity (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws), except
(a) as described in the Group SEC Reports, and (b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 3.7    Environmental Matters.
                         ---------------------

          (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Each of such Environmen tal Permits is in full force and effect, and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or in compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (b) There are no Environmental Claims pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the best knowledge of the Company, for which the Company or any of its Subsidiaries is liable, that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (c) To the best knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, that would form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable, except for such Environmental Claims which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (d) To the best knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA").

          (e) No Liens have arisen under or pursuant to any Environ mental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, except for such Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no action of any Governmental Entity has been taken or, to the best knowledge of the Company, is in process which could subject any of such properties to such Liens, except for any such action which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

               (f)  As used in this Agreement:

                    (i) "Environmental Claim" means any claim, action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from
     (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law.

                    (ii) "Environmental Law" means any law or order of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Material into the environment.

                    (ii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," contaminants," "infectious wastes," "hazardous chemicals" or "hazardous pollutants," under any Environmental Law; and (C) pesticides.

          Section 3.8    Employee Benefit Plans; ERISA.
                         -----------------------------

          (a) Section 3.8(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, consulting, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, for the benefit of any employee or former employee of the Company or any Subsidiary (the "Company Plans"); provided, that Section 3.8(a) of the Company Disclosure Schedule does not set forth a complete list of Company Plans that are maintained outside the United States primarily for the benefit of persons who are not citizens or residents of the United States ("Foreign Plans"). The Company shall deliver a true and complete list of Foreign Plans to Purchaser as soon as practicable after the date hereof. The Company and its Subsidiaries do not have any material liabilities or obligations with respect to Foreign Plans (whether or not accrued, contingent or otherwise) which are not reflected in the Group SEC Reports to the extent required to be so reflected.

          (b) With respect to each Company Plan, the Company shall, as soon as practicable after the date hereof, deliver or make available to Alcoa true and complete copies of the Company Plans and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Company Plan intended to qualify under Section 401 of the Code.

          (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), except as would not have a Material Adverse Effect on the Company.

          (d) No Company Plan that is subject to Title IV (a "Company Title IV Plan") is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Company Title IV Plan a plan described in section 4063(a) of ERISA.
          (e) Each Company Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as would not have a Material Adverse Effect on the Company, and each Company Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, except for failures to so qualify or be exempt that would reasonably be expected to be curable without a Material Adverse Effect on the Company.

          (f) No Company Plan provides medical, surgical, hospitaliza tion, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (g) Section 3.8(g)(i) of the Company Disclosure Schedule sets forth each Company Plan under which payments may be made that could constitute "excess parachute payments" within the meaning of Section 280G of the Code. The aggregate amount of such excess parachute payments (exclusive of "gross-up payments" for excise tax) shall not exceed the amount set forth in Section 3.8(g)(ii) of the Company Disclosure Schedule.

          (h) Section 3.8(h) of the Company Disclosure Schedule sets forth each Company Plan under which, as a result of the consummation of the Offer or the Merger, either alone or in combination with another event, (A) any current or former employee or officer of the Company or any ERISA Affiliate may become entitled to severance pay or any other payment, except as expressly provided in this Agreement, or (B) compensation due any such employee or officer may become accelerated the time of payment or vested, or increased.

          (i) There are no pending or, to the best knowledge of the Company, threatened claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits), except as would not have a Material Adverse Effect on the Company.

          (j) There are no pending or scheduled audits of any Company Plan by any Governmental Entity or any pending nor, to the best knowledge of the Company, threatened claims or penalties resulting from any such audit, except as would not have a Material Adverse Effect on the Company.

          Section 3.9    Absence of Certain Changes or Events.  Except as
                         ------------------------------------
disclosed in the Group SEC Reports, since December 31, 1998 (a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 3.10   Litigation.  Except as disclosed in the Group SEC
                         ----------
Reports, there are no claims, actions, suits, proceedings, arbitrations or investigations pending (or, to the best knowledge of the Company, threatened) against or affecting the Company or its Subsidiaries or any of their respective properties or assets at law or in equity, by or before any Governmental Entity which, individually or in the aggregate, will have a Material Adverse Effect on the Company or would prevent or substantially delay the Offer or the Merger.

          Section 3.11   Schedule 14D-9; Offer Documents; and Proxy Statement.
                         ----------------------------------------------------
Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material
respect.   The Schedule 14D-9 and the Proxy Statement will, when filed by the
Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Alcoa or the Purchaser which is contained in any of the foregoing documents.

          Section 3.12   Intellectual Property.
                         ---------------------

          (a) The Company and its Subsidiaries own or have valid rights to use all items of Intellectual Property utilized in the conduct of the business of the Company and its Subsidiaries as presently conducted free and clear of all Liens with such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) Except as would not individually or in the aggregate have a Material Adverse Effect on the Company, (i) neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license or other grant to use such Intellectual Property, (ii) such Intellectual Property is not being infringed by any third party, (iii) neither the Company nor any Subsidiary is infringing any Intellectual Property of any third party, and (iv) in the last three years neither the Company nor any Subsidiary has received any written claim or notice of infringement from any third party.

          (c) As used in this Agreement, "Intellectual Property" means all of the following: (i) U.S. and foreign registered and unregistered trademarks and pending trademark applications, trade dress, service marks, logos, trade names, brand names, corporate names, assumed names and business names and all registrations and applications to register the same (the "Trademarks"), (ii) issued U.S. and foreign patents and pending patent applications, invention disclosures, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights (the "Patents"), (iii) U.S. and foreign copyrights (including, but not limited to, those in computer software and databases), rights of publicity, and all registrations and applications to register the same (the "Copyrights"), (iv) all categories of trade secrets as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law, including, but not limited to, business, technical and know-how information, (v) all licenses and agreements pursuant to which the Company or any Subsidiary has acquired rights in or to any Trademarks, Patents, trade secrets, technology, know-how, Computer Software, rights of publicity or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing, and (vi) all computer software, data files, source and object codes, user interfaces, manuals and other specifications and documentation and all know-how relating thereto (collectively, "Computer Software").

          Section 3.13   Tax Matters.
                         -----------

          (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries and each affiliated, combined, consolidated or unitary group of which the Company or any of its

Subsidiaries is a member (a "Company Affiliated Group") have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve for would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group which if determined adversely would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, except to the extent any failures to pay would not individually or in the aggregate have a Material Adverse Effect on the Company.
Section 3.13(a) of the Company Disclosure Schedule sets forth (i) the taxable years of the Company for which the statutes of limitations with respect to U.S. federal income Taxes have not expired, and (ii) with respect to federal income Taxes for such years, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those
years for which examinations have not yet been initiated.   Neither the Company
nor any of its Subsidiaries has any liability under Treasury Regulation Section 1.1502-6 for U.S. federal income Taxes of any Person other than the Company and its Subsidiar ies except to the extent of any liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b) Neither the Company nor any Subsidiary of the Company has (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Company or any Subsidiary of the Company with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to material Taxes upon the assets of the Company or any Subsidiary of the Company other than Liens relating to Taxes not yet due or Liens for which adequate reserves have been established.

Neither the Company nor any Subsidiary of the Company is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement or practice in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Company is the common parent). No consent under Section 341(f) of the Code has been filed with respect to the Company or any Subsidiary of the Company.

          (c) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          Section 3.14   Opinion of Financial Advisor.  The Board of Directors
                         ----------------------------
of the Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, substantially to the effect that, the consideration to be received by the holders of Shares pursuant to this Agreement is fair to such stockholders from a financial point of view.

          Section 3.15   Required Vote of the Company Stockholders.  The
                         -----------------------------------------
affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve and adopt this Agreement.

          Section 3.16   Employment Matters.  Neither the Company nor any of its
                         ------------------
Subsidiaries has experienced any work stoppages, strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last year which would, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no organizational effort presently being made or, to the best knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect on the Company.

          Section 3.17   Rights Plan.  The Board of Directors of the Company has
                         -----------
amended the Rights Agreement to provide that (i) so long as this Agreement has not been terminated pursuant to Section 7.1, a Distribution Date (as such term is defined in the Rights Agreement) shall not occur or be deemed to occur, and neither Alcoa nor the Purchaser shall become an Acquiring Person (as such term is defined in the Rights Agreement), as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by this Agreement and (ii) the Rights shall expire immediately prior to the consummation of the Offer.


                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                           OF ALCOA AND THE PURCHASER

          Except as set forth on the schedule delivered by Alcoa to the Company prior to the execution of this Agreement (the "Alcoa Disclosure Schedule," and together with the Company Disclosure Schedule, the "Disclosure Schedule"), Alcoa and the Purchaser jointly and severally represent and warrant to the Company as set forth below:

          Section 4.1    Organization, Qualification, Etc.  Each of Alcoa and
                         ---------------------------------
the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority and all governmental approvals required for it to own its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Alcoa and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Alcoa or delay consummation of the transactions contemplated by this Agreement or otherwise prevent Alcoa or the Purchaser from
performing its obligations hereunder.   The Purchaser is a wholly owned
Subsidiary of Alcoa.

          Section 4.2    Corporate Authority Relative to this Agreement; No
                         --------------------------------------------------
Violation.
---------

          (a) Each of Alcoa and the Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Alcoa and the Purchaser. Alcoa, as the sole stockholder of the Purchaser, has duly and validly approved and adopted this Agreement. Other than the filing of the Certificate of Merger no other corporate proceedings on the part of Alcoa or the Purchaser (including their respective stockholders) are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Alcoa and the Purchaser and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of each of Alcoa and the Purchaser, enforceable against each of Alcoa and the Purchaser in accordance with its terms.

          (b) Except for the filings, permits, authorizations, consents and approvals as may be required under the Exchange Act, the HSR Act, or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or Alcoa (directly or through Subsidiaries, in each case) has material assets or conducts material operations and the filing of the merger certificate under the DGCL, none of the execution, delivery or performance of this Agreement by Alcoa or the Purchaser, the consummation by Alcoa or the Purchaser of the transactions contemplated hereby or compliance by Alcoa or the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of Alcoa or the certificate of incorporation, by-laws or similar organizational documents of any of its Subsidiaries, including the Purchaser,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Alcoa or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (the "Alcoa and Purchaser Agreements"), or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to Alcoa, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which will not, individually or in the aggregate, have a Material Adverse Effect on Alcoa or prevent or substantially delay the consummation of the transactions contemplated hereby.

          Section 4.3    Offer Documents; Proxy Statement; Schedule 14D-9.
                         ------------------------------------------------
Neither the Offer Documents nor any information supplied by Alcoa or the Purchaser for inclusion in the Schedule 14D-9 will, at the time the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Alcoa for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or shall, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading. Notwithstanding the foregoing, Alcoa and the Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          Section 4.4    Financing.  At or prior to the dates that the Purchaser
                         ---------
becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, Alcoa and the Purchaser will have sufficient cash resources available to pay for the Shares that the Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consider ation pursuant to the Merger.

          Section 4.5    Opinion of Financial Advisor.  The Board of Directors
                         ----------------------------
of Alcoa has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, substantially to the effect that the consideration to be offered by Alcoa in the Offer and the Merger, taken together, is fair to Alcoa from a financial point of view.

          Section 4.6    Ownership of Capital Stock.   Immediately prior to the
                         --------------------------
execution and delivery of this Agreement, neither Alcoa nor any of its Subsidiaries beneficially owned any Shares or any shares of Howmet Common Stock.


                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

          Section 5.1    Conduct of Business Prior to the Effective Time.  (a)
                         -----------------------------------------------
The Company agrees that, from and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except as may be agreed in writing by Alcoa, which agreement shall not be unreasonably withheld or delayed, as may be expressly permitted pursuant to this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company:

                    (i) shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects according to their ordinary course of business in substantially the same manner as heretofore conducted;

                    (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organization and goodwill, keep available the services of its current officers and other key employees and preserve its current relationships with those Persons having significant business dealings with the Company and its Subsidiaries;

                    (ii) shall notify Alcoa of any emergency or other substantial change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints of or hearings (or written communications indicating that the same are threatened) of which the Company has knowledge before any Governmental Entity if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on the Company ;

                    (iv) shall not, and shall not permit any of its Subsidiaries that is not incorporated or organized in the United States or not wholly owned to, repatriate funds, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than (A) regularly quarterly cash dividends by the Company in an amount not to exceed $0.10 per Share per quarter declared and paid in accordance with past practice, including establishment of record and payment dates and (B) dividends or distributions by wholly owned Subsidiaries of the Company;

                    (v) shall not, and shall not permit any of its Subsidiaries to establish, enter into or amend any severance plan, agreement or arrangement or any Company Plan or materially increase the compensation payable or to become payable or the benefits provided to its officers or employees, except as may be required by applicable law or a contract in existence on the date hereof, and except for increases for nonofficer employees in the normal course of business consistent with past practice;

                    (vi) shall not, and shall not permit any of its Subsidiaries to, authorize or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of any assets or securities, or any disposition of any assets or securities, except in an amount that is not material to the Company and its Subsidiaries taken as a whole;

                    (vii) shall not, and shall not permit any of its Subsidiaries to, propose or adopt any amendments to its certificate of incorporation or by-laws (or other similar organizational documents);

                    (viii) shall not, and shall not permit any of its Subsidiar ies to, issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise), except for (1) the issuance of Company Common Stock and associated Rights pursuant to options and grants outstanding as of the date of this Agreement which were issued or made, as the case may be, pursuant to the Company's 1989 Stock Awards Plan, 1996 Stock Awards Plan and Key Executive Long-Term Incentive Plan and each of which is set forth in Section 3.2(a) of the Company Disclosure Schedule, (2) the issuance of Howmet Common Stock pursuant to options and grants outstanding as of the date of this Agreement, which were issued or made, as the case may be, pursuant to Howmet's 1997 Stock Awards Plan, and each of which is set forth in Section 3.2(b) of the Company Disclosure Schedule; or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan and (3) the annual issuance to each non-employee director of the Company of shares of Company Common Stock having a value of $20,000; provided, that such issuance is made at such time as is consistent with past practice;

                    (ix) shall not, and shall not permit any of its Subsidiaries to, reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares (other than as contemplated by the Company Plans);

                     (x) shall not, and shall not permit any of its Subsidiaries to, (A) incur, assume or prepay any indebtedness or any other material liabilities for borrowed money or issue any debt securities other than (i) incurrences and repayments of indebtedness under the Company's or its Subsidiaries' credit facilities in existence on the date of this Agreement in the ordinary course of business consistent with past practice and (ii) in an amount not to exceed $40 million in the aggregate or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than wholly owned Subsidiaries), except for guarantees by Subsidiaries of the Company of indebtedness permitted under the preceding clause (A) ;

                     (xi) shall not, and shall not permit any of its Subsidiaries to (or consent to any proposal by any Person in which the Company has an investment to), make or forgive any loans, advances or capital contributions to, or investments in, any other Person other than the Company or any wholly-owned Subsidiary of the Company (including any intercompany loans, advances or capital contributions to, or investments in, any affiliate) other than advances to employees in the ordinary course of business in accordance with the Company's or its Subsidiaries' established policies;

                     (xii) shall not, and shall not permit any of its Subsidiaries to, (A) enter into any material lease or license or otherwise subject to any material Lien any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; (B) modify or amend in any material respect, or terminate, any of its material contracts (except (x) with respect to "classified" contracts or (y) in the ordinary course of business); (C) waive, release or assign any rights that are material to the Company and its Subsidiaries taken as a whole; or (D) permit any insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

                    (xiii) shall not, and shall not permit any of its Subsidiar ies to change any of the financial accounting methods used by it unless required by generally accepted accounting principles of the applicable country or change in applicable law;

                     (xiv) shall not, and shall not permit any of its Subsidiar ies to, file with, or submit to, any Governmental Entity (including the SEC) any registration statement, prospectus or other similar document, or any amendment or supplement thereto, relating to the issuance of any securities of the Company or any Subsidiary of the Company, other than a registration statement of the Company on Form S-8 (including any final prospectus thereon) or any amendment or supplement thereto, filed with the SEC in connection with the Company Stock Plans, in each case, in the ordinary course of business consistent with past practice;

                     (xv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (y) make any representation or warranty in Article III hereof untrue or incorrect in any material respect, or (z) result in any of the conditions to the Offer set forth in Annex A hereto or any of the conditions to the Merger set forth in
     Article VI hereof not being satisfied;

          (b) Alcoa agrees that, from and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to this Agreement, Alcoa shall not, and shall not permit any of its Subsidiaries to
(i) agree, in writing or otherwise, to take any action which would result in any of the conditions to the Offer set forth in Annex A hereto or any of the conditions to the Merger set forth in Article VI hereof not being satisfied or
(ii) delay the consummation of the Offer, including by application of Rule 14e-5 under the Exchange Act.

          Section 5.2    Access; Confidentiality.
                         -----------------------

          (a) Except for competitively sensitive information or government "classified" information or as limited by applicable law (including, without limitation, antitrust laws) or the terms of any confidentiality agreement or provision in effect on the date of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other authorized representatives of Alcoa reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its properties, offices, facilities, employees, contracts, commitments, books and records (including but not limited to Tax Returns and supporting work papers) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish to Alcoa such additional financial and operating data and Tax and other information as to its and its Subsidiaries' respective businesses and properties as Alcoa may from time to time reasonably request. Alcoa and the Purchaser will use their best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for data and information hereunder. No investigation pursuant to this Section 5.2(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (b) Alcoa will hold any information provided under this Section 5.2 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 2, 1999, between Alcoa and the Company (the "Confidentiality Agreement").

          Section 5.3    Special Meeting; Proxy Statement.
                         --------------------------------

          (a) Following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval and adoption of this Agree ment; and

               (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Alcoa, respond promptly to any comments made by the SEC with respect to the preliminary proxy or informa tion statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with Alcoa and its counsel.

          (b) Alcoa shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, the Purchaser or any of Alcoa's other Subsidiaries in favor of the approval and adoption of this Agreement.

          (c) Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that Alcoa, the Purchaser and any other Subsidiaries of Alcoa shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

          Section 5.4    Reasonable Best Efforts; Further Assurances.
                         -------------------------------------------

          (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall (and shall cause their respective Subsidiaries, and use reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) (i) consult and cooperate with and provide assistance to each other in the preparation and filing with the SEC of the Offer Documents, the Schedule 14D-9, the preliminary Proxy Statement and the Proxy Statement and all necessary amendments or supplements thereto; (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iv) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the Offer or the

Merger, including but not limited to defending through litigation on the merits any claim asserted in any court by any Person; (v) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the Offer or the Merger so as to enable the consummation of the Offer or the Merger to occur as expeditiously as possible; and (vi) divest such plants, assets or businesses of the Company or any of its Subsidiaries (including entering into customary ancillary agreements on commercially reasonable terms relating to any such divestiture of such assets or businesses) as may be required in order to avoid the filing of a lawsuit by any Governmental Entity seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the purchase of Shares pursuant to the Offer or the consummation of the Merger; provided, however, that Alcoa shall not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of plants, assets and businesses of (x) Alcoa or any of its Subsidiaries or (y) of the Company or any of its Subsidiaries that accounted in the aggregate for more than $60 million in revenues in the Company's 1999 fiscal year. At the request of Alcoa, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the purchase of Shares in the Offer. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

          (b) The Company, Alcoa and the Purchaser shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Alcoa, the Purchaser or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

          Section 5.5    Employee Stock Options and Other Employee Benefits.
                         --------------------------------------------------

          (a) The Company shall use its reasonable best efforts to cause each outstanding option to purchase shares of Company Common Stock (including any related alternative rights) granted under any stock option or compensation plan or arrangement of the Company or its Subsidiaries (collectively, the "Company Option Plans") (including those granted to current or former employees and directors of the Company or any of its Subsidiaries) (the "Employee Stock Options") to become exercisable, and each share of restricted Company Common Stock granted under the Company Option Plans, to vest in full and become fully transferable and free of restrictions, either prior to the purchase of the Shares pursuant to the Offer or immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the applicable Company Option Plan. The Company shall offer to each holder of an Employee Stock Option that is outstanding immediately prior to the first purchase of Shares pursuant to the Offer (the "Purchase Date") (whether or not then presently exercisable or vested) to cancel such Employee Stock Option in exchange for an amount in cash equal to the product obtained by multiplying (x) the difference between the Offer Price and the per share exercise price of such Employee Stock Option, and
(y) the number of shares of Company Common Stock covered by such Employee Stock Option. All payments in respect of such Employee Stock Options shall be made as promptly as practicable after the Purchase Date, subject to the collection of all applicable withholding Taxes required by law to be collected by the Company. Each Employee Stock Option, the holder of which does not accept such offer, that remains outstanding immediately before the Effective Time shall be assumed by Alcoa and converted, effective as of the Effective Time, into an option with respect to that number (the "New Share Number") of shares of common stock, par value $1.00 per share, of Alcoa ("Alcoa Common Stock") that equals the number of shares of Company Common Stock subject to such Employee Stock Option immediately before the Effective Time, times an amount equal to the Merger Consideration divided by the Alcoa Share Value (as defined below), rounded to the nearest whole number, with a per-share exercise price equal to the aggregate exercise price of such option immediately before the Effective Time, divided by the New Share Number, rounded to the nearest whole cent; provided, that in the case of any such option that was granted as an "incentive stock option" within the meaning of Section 422 of the Code and did not cease to qualify as such as a result of any acceleration of vesting provided for above or otherwise, the number of shares shall be rounded down to the nearest whole number to determine the New Share Number, and the new per-share exercise price shall be determined by rounding up to the nearest whole cent. The Alcoa Share Value means the average of the daily high and low trading prices of the Alcoa Common Stock on the New York Stock Exchange on each trading day during the period of 30 days ending the second trading day prior to the Effective Time. Upon the Effective Time or as soon as reasonably practicable thereafter, Alcoa shall file with the SEC a Registration Statement or Registration Statements on Form S-8 covering all shares of Alcoa Common Stock to be issued pursuant to the options converted into options to purchase shares of Alcoa Common Stock pursuant to the terms of this Section 5.5(a) and shall cause such Registration Statement to remain effective so long as Alcoa continues to have a registration statement on Form S-8 (or any successor form) outstanding for other options to purchase Alcoa Common Stock. Prior to the Purchase Date, the Company and Alcoa shall take all action as may be necessary to carry out the terms of this Section 5.5.

          (b) For the period from the Purchase Date through and including December 31, 2001, Alcoa shall, or shall cause the Company or the Surviving Corporation to, maintain employee benefit plans, programs and arrangements which are, in the aggregate, for the employees who were employees of the Company or any Subsidiary of the Company immediately prior to the Purchase Date and continue to be employees of Alcoa, the Surviving Corporation or any other Subsidiary of Alcoa, no less favorable than those provided by the Company and its Subsidiaries as of the Purchase Date. Each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Purchase Date (a "Company Employee") shall, without duplication of benefits, be given credit for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiar ies) prior to the Purchase Date, using the same methodology utilized by the Company as of immediately before the Purchase Date for crediting service and determining levels of benefits, under (i) all employee benefit plans, programs and arrangements maintained by or contributed to by Alcoa and its Subsidiaries (including, without limitation, the Company and the Surviving Corporation) in which such Company Employees become participants for purposes of eligibility to participate, vesting and determination of level of benefits (excluding, however, benefit accrual under any defined benefit plans), and (ii) severance plans for purposes of calculating the amount of each Company Employee's severance benefits. Alcoa, the Company and the Surviving Company shall (x) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such Company Employees may be eligible to participate in after the Purchase Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Purchase Date under any welfare benefit plan maintained for the Company Employees immediately prior to the Purchase Date, and (y) provide each Company Employee with credit for any co-payments and deductibles paid prior to the

Purchase Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Company Employees are eligible to participate in after the Purchase Date.

          (c) Without limiting the generality of the foregoing, for the period through and including December 31, 2001, Alcoa shall provide, and shall cause its Subsidiaries (including, without limitation, the Company and the Surviving Corporation) to provide Company Employees whose employment is terminated following the Purchase Date with severance benefits on terms and conditions, and in amounts, that are not less favorable than those provided under the Company Severance Pay Plan.

          (d) Without limiting the generality of the foregoing, Alcoa shall honor and provide, and/or shall cause it Subsidiaries (including, without limitation, the Company and the Surviving Corporation) to honor provide, the agreements and change-of-control payments and benefits set forth in Section 5.5(d) of the Company Disclosure Schedule.

          (e) The Company shall take the actions provided for in Item 4 of
Section 5.1 of the Company Disclosure Schedule with respect to its qualified pension plans.

          Section 5.6    Takeover Statute.  If any "fair price," "moratorium,"
                         ----------------
"control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Alcoa and the Purchaser and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

          Section 5.7    No Solicitation by the Company.
                         ------------------------------

          (a) Neither the Company nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and the Company shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (the Company, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly through another Person, (i) initiate, solicit, encourage or otherwise knowingly facilitate any inquiries (by way of furnishing information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes an Acquisition Proposal (or would reasonably be expected to lead to an Acquisition Proposal) or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that the Company's Board of Directors may, or may authorize the Company Representatives to, in response to an Acquisition Proposal that the Board of Directors of the Company concludes in good faith is an Incipient Superior Proposal, (x) furnish information with respect to the Company and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal, provided that, prior to taking any such action, the Company provides reasonable advance notice to Alcoa that it is taking such action. For purposes of this Agreement "Acquisition Proposal" means any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to the acquisition or purchase of a business or shares of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning any class of equity securities of the Company or any of its Subsidiaries, or any merger, reorganiza tion, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (a "Business Combination Transaction") involving the Company or any of its Subsidiaries, or any purchase or sale of a substantial portion of the consolidated assets (including without limitation stock of Subsidiaries owned directly or indirectly by the Company) of the Company or any of its Subsidiaries (an "Asset Transaction"), other than the transactions contemplated by this Agreement or as permitted by Section 5.1 of this Agreement. For purposes of this Agreement, (A) "Incipient Superior Proposal" shall mean an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith (after consultation with the Company's financial advisor) would, if consummated, provide greater aggregate value to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement; provided that for purposes of this definition the term "Acquisition Proposal" shall have the meaning set forth above, except that (x) references to "shares of any class of equity securities of the Company" shall be deemed to be references to "100% of the outstanding Shares" and (y) an "Acquisition Proposal" shall be deemed to refer only to a Business Combination Transaction involving the Company or, with respect to an Asset Transaction, such transaction must involve the assets of the Company and its Subsidiaries, taken as a whole, and not any Subsidiary of the Company alone and (B) "Superior Proposal" shall mean an Incipient Superior Proposal for which any required financing is committed or which, in the good faith judgment of the Board of Directors in the Company (after consultation with its financial advisor), is capable of being financed by the Person making the Acquisition Proposal.

               (b) Except as expressly permitted by this Section 5.7, neither the Company's Board of Directors nor any committee thereof shall (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Alcoa, the recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement unless the Board of Directors of the Company shall have determined in good faith, after consultation with its financial advisor, that the Offer, the Merger or this Agreement is no longer in the best interests of the Company's stockhold ers and that such withdrawal, modification or change is, therefore, required in order to satisfy its fiduciary duties to the Company's stockholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to a Superior Proposal, (x) take any of the actions described in clauses (i) or (ii) above or
(y) subject to this paragraph (b), terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Acquisition Proposal) but only after the third business day following Alcoa's receipt of written notice advising Alcoa that the Company's Board of Directors is prepared to accept an Acquisition Proposal, and attaching the most current version of any such Acquisition Proposal or any draft of an Acquisition Agreement; provided, the Company is not in breach of any of its obligations under this Section 5.7.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.7, the Company shall promptly (but in any event within one business day) notify Alcoa orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such Acquisition Proposal or inquiry and the substance of any such Acquisition Proposal or inquiry. The Company thereafter shall keep Alcoa reasonably informed of the status and terms (including amendments or proposed amendments) of any such Acquisition Proposals or inquiries and the status of any discussions or negotiations relating thereto.

          (d) Nothing contained in this Section 5.7 shall prohibit the Company or its Board of Directors from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders required by applicable law.

          Section 5.8    Public Announcements.  Alcoa and the Company agree that
                         --------------------
neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld or delayed), except as may be required by applicable law or the rules of any stock exchange on which such party's securities are listed.

          Section 5.9    Indemnification; Insurance. (a)  From and after the
                         --------------------------
Purchase Date, Alcoa will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the purchase of Shares in the Offer, to the fullest extent permitted under applicable law, and Alcoa shall also advance fees and expenses (including attorneys' fees) as incurred to the fullest extent permitted under applicable law.

          (b) The Certificate of Incorporation of the Company shall, from and after the Purchase Date, and the Certificate of Incorporation of the Surviving Corporation shall, from and after the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth as of the date of this Agreement in Article Ninth of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Purchase Date in any manner that would adversely affect the rights thereunder of individuals who at the Purchase Date were directors, officers or employees of the Company; provided that nothing contained herein shall limit Alcoa's ability to merge the Company into Alcoa or any of its Subsidiaries or otherwise eliminate the Company's corporate existence.

          (c) For six years from the Effective Time, Alcoa shall maintain in effect the Company's and its Subsidiaries' current directors' and officers' liability insurance policy (the "Policies") covering those persons who are currently covered by the Policies; provided, however, that in no event shall Alcoa be required to expend in any one year an amount in excess of the annual premiums currently paid by the Company and its Subsidiaries for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceeds such amount, Alcoa shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount; and provided, further, that Alcoa may meet its obligations under this paragraph by covering the above persons under Alcoa's insurance policy on the terms described above that expressly provide coverage for any acts which are covered by the existing policies of the Company and its Subsidiaries.

          (d) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their respective officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

          Section 5.10   Disclosure Schedule Supplements.   From time to time
                         -------------------------------
after the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby in any material respect; provided, however, that the Company may not update Sections 5.1 and 5.5(d) of the Company Disclosure Schedule. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement in order to determine the fulfillment of the conditions set forth in clause (f) of Annex A, the Company Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

          Section 5.11   Howmet Acquisition.  Nothing in this Agreement shall
                         ------------------
prevent Alcoa or any affiliate of Alcoa from offering to acquire or agreeing with Howmet to acquire all of the shares of Howmet Common Stock not owned by the Company or any of its Subsidiaries (a "Howmet Transaction") in accordance with the terms of the Corporate Agreement, dated as of December 2, 1997, by and among the Company, Cordant Technologies Holding Company and Howmet, as amended; provided, however, Alcoa agrees that it will not acquire any shares of Howmet Common Stock prior to the Purchaser's purchase of Shares pursuant to the Offer.


                                  ARTICLE VI

                            CONDITIONS TO THE MERGER

          Section 6.1    Conditions to Each Party's Obligation to Effect the
                         ---------------------------------------------------
Merger.  The respective obligations of each party to effect the Merger shall be
------
subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Company Stockholder Approval shall have been obtained, if required by applicable law.

          (b) No statute, rule, regulation, executive order, decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger substantially on the terms contemplated hereby or has the effect of making the acquisition of Shares by Alcoa or the Purchaser or any affiliate of either of them illegal.

          (c) Alcoa or the Purchaser or any affiliate of either of them shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to Alcoa's and the Purchaser's obligation to effect the Merger if Alcoa, the Purchaser or such affiliate shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement.

               (d) The applicable waiting period under the HSR Act shall have expired or been terminated.

                                  ARTICLE VII

                                  TERMINATION

          Section 7.1        Termination.  This Agreement may be terminated and
                             -----------
the other transactions contemplated herein abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder
Approval:

          (a) by the mutual written consent of the Company (including, from and after the Purchase Date, the Independent Director Approval contemplated by
Section 1.3(c)), Alcoa and the Purchaser;

          (b) by either Alcoa or the Company if (i) (1) the Offer shall have expired without any Shares being purchased pursuant thereto, or (2) the Offer has not been consummated on or before September 30, 2000 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement pursuant to this
Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer; (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated hereby; or (iii) an order, decree, ruling or injunction shall have been entered perma nently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 5.4;

          (c) by Alcoa, if due to an occurrence or circumstance, other than as a result of a breach by Alcoa or the Purchaser of its obligations hereunder or under the Offer, resulting in a failure to satisfy any condition set forth in Annex A hereto, the Purchaser shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any Shares for payment thereunder;

          (d) by the Company, upon approval of its Board of Directors, if the Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder, other than as a result of a breach by the Company of its obligations hereunder, that would result in a failure to satisfy any of the conditions set forth in Annex A hereto;

          (e) by the Company, in accordance with Section 5.7(b); provided, that such termination shall not be effective unless and until the Company shall have paid to Alcoa the fee described in Section 7.3 hereof and shall have complied with the provisions of Sections 5.7(b) and (c).

          Section 7.2    Effect of Termination.  In the event of termination of
                         ---------------------
this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force and effect (except for the provisions of Sections 5.2, 7.3 and 8.2 in the case of termination of this Agreement at any time, and Section 5.5 in the case of a termination following the purchase of Shares pursuant to the Offer), and there shall be no other liability on the part of Alcoa, the Purchaser or the Company or their respective officers or directors except liability arising out of a willful breach of this Agreement. In the event of termination of this Agreement pursuant to Section 7.1 prior to the expiration of the Offer, Alcoa and the Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder.

          Section 7.3    Termination Fee.  In the event that this Agreement
                         ---------------
shall have been terminated pursuant to Section 7.1(c) as a result of the failure of the condition of the Offer set forth in paragraph (e) of Annex A hereto or
Section 7.1(e), the Company shall immediately pay Alcoa a fee equal to $75 million (the "Termination Fee"), payable by wire transfer of immediately available funds, the receipt of which by Alcoa in the case of termination pursuant to Section 7.1(e), shall be a condition to the effectiveness of such termination. The Company acknowledges that the agreements contained in this
Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Alcoa and the Purchaser would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 7.3, and, in order to obtain such payment, Alcoa commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.3, the Company shall pay to Alcoa its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                  ARTICLE VII

                                 MISCELLANEOUS

          Section 8.1    No Survival of Representations and Warranties.  None of
                         ---------------------------------------------
the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

          Section 8.2    Expenses.  Except as otherwise expressly contemplated
                         --------
by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 8.3    Counterparts; Effectiveness.  This Agreement may be
                         ---------------------------
executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

          Section 8.4    Governing Law.  This Agreement shall be governed by and
                         -------------
construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

          Section 8.5    Notices.  All notices and other communications
                         -------
hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:

          To Alcoa or the Purchaser:

               Alcoa Inc.
               201 Isabella Street
               Pittsburgh, Pennsylvania 15212-5858
               Attention:  Lawrence R. Purtell, Esq.
               Telecopy: (412) 553-3200
          copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036-6522
               Attention:  J. Michael Schell, Esq.
                          Margaret L. Wolff, Esq.
               Telecopy:  (212) 735-2000

          To the Company:

               Cordant Technologies Inc.
               15 West S. Temple
               Suite 1600
               Salt Lake City, Utah 84101-1532
               Attention:  Corporate Secretary
               Telecopy: (801) 933-4203

          copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52/nd/ Street
               New York, New York 10019-6150
               Attention:  Eric S. Robinson, Esq.
               Telecopy:  (212) 403-2000

          Section 8.6    Assignment; Binding Effect.  Neither this Agreement nor
                         --------------------------
any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, all or any of its rights and interests hereunder to Alcoa or to any direct or indirect wholly owned Subsidiary of Alcoa, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this Section 8.6 shall be null and void.

          Section 8.7    Severability.  Any term or provision of this Agreement
                         ------------
which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          Section 8.8    Enforcement of Agreement.  The parties hereto agree
                         ------------------------
that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

          Section 8.9    Entire Agreement; No Third-Party Beneficiaries.  This
                         ----------------------------------------------
Agreement together with the Disclosure Schedule and exhibits hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 5.5(d) (with respect to the individuals identified by name on Section 5.5(d) of the Company Disclosure Schedule) and
Section 5.9 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 8.10   Headings.  Headings of the Articles and Sections of
                         --------
this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          Section 8.11   Definitions.  References in this Agreement to (a)
                         -----------
"Subsidiaries" of the Company or Alcoa shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or Alcoa or in which the Company or Alcoa has the right to elect a majority of the members of the board of directors or other similar governing body; (b) "Significant Subsidiaries" shall mean Subsidiaries which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act;
(c) "affiliates" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; (d) "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity. As used in the definition of "affiliates," "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. "Including," as used herein, shall mean "including, without limitation."

          Section 8.12   Finders or Brokers.  Except for Morgan Stanley & Co.
                         ------------------
Incorporated, a copy of whose engagement agreement has been provided to Alcoa, with respect to the Company, and Salomon Smith Barney, Inc. with respect to Alcoa, neither the Company nor Alcoa nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Merger.

          Section 8.13   Amendment or Supplement.  At any time prior to the
                         -----------------------
Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include the Independent Director Approval contemplated in Section 1.3(c)), with respect to any of the terms contained in this Agreement; provided, however that following the Company Stockholder Approval there shall be no amendment or change to the provisions hereof which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or other change requiring stockholder approval without further approval by the stockholders of the Company.

          Section 8.14   Extension of Time, Waiver, Etc.  At any time prior to
                         -------------------------------
the Effective Time, any party may (a) extend the time for the performance of any of the obligations or acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso of
Section 8.13 waive compliance with any of the agreements or conditions of any other party hereto contained herein; provided, however, in the case of the Company following the acceptance of Shares for payment in the Offer, the Independent Director Approval contemplated in Section 1.3(c) is obtained. Notwithstanding the foregoing no failure or delay by the Company, Alcoa or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                              ALCOA INC.


                              By:   /s/ Richard B. Kelson
                                    ---------------------
                                    Name:  Richard B. Kelson
                                    Title: Chief Financial Officer


                              OMEGA ACQUISITION CORP.


                              By:   /s/ Barbara Jeremiah
                                    --------------------
                                    Name:  Barbara Jeremiah
                                    Title: Vice President



                              CORDANT TECHNOLOGIES INC.


                              By:   /s/ James R. Wilson
                                    -------------------
                                    Name:  James R. Wilson
                                    Title: Chief Executive Officer

                                                                         ANNEX A
                                                                         -------

                            Conditions to the Offer
                            -----------------------

          The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement.

          Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, the notification of and approval by the European Commission under the EU Council Regulation 4064/89, as amended, shall not have been received or the applicable waiting period under the Canadian Competition Act shall not have expired, in each case to the extent applicable to the purchase of Shares in the Offer (the "Regulatory Condition"), prior to the expiration of the Offer, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) there shall have been entered, enforced or issued by any Governmental Entity, any judgment, order, injunction or decree (i) which makes illegal, restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Alcoa, the Purchaser or any other affiliate of Alcoa, or the consummation of the Merger transaction; (ii) which prohibits or limits materially the ownership or operation by the Company, Alcoa or any of their Subsidiaries of all or any material portion of the business or assets of the Company, Alcoa or any of their Subsidiaries, or compels the Company, Alcoa or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Alcoa or any of their Subsidiaries; (iii) which imposes or confirms limitations on the ability of Alcoa, the Purchaser or any other affiliate of Alcoa to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this

Agreement; (iv) which requires divestiture by Alcoa, the Purchaser or any other affiliate of Alcoa of any Shares; or (v) which otherwise would have a Material Adverse Effect on the Company to the extent that it relates to or arises out of the transaction contem plated by this Agreement or Alcoa, except in the case of clauses (i) through (v), where such events are consistent with or result from Alcoa's, the Purchaser's and the Company's obligations under Section 5.4 of the Agreement;

          (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or, issued by any Governmental Entity or deemed by any Governmental Entity applicable to (i) Alcoa, the Company or any Subsidiary or affiliate of Alcoa or the Company or
(ii) any transaction contemplated by this Agreement, other than the HSR Act, the EU Council Regulation 4064/89, as amended, and the Canadian Competition Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above, except where such events are consistent with or result from Alcoa's, the Purchaser's and the Company's obligations under Section 5.4 of the Agreement;

          (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any Person, other than Alcoa or any of its affiliates, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of the then outstanding Shares, or (ii) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Alcoa or the Purchaser, the recommenda tion by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (B) approved or recommended, or proposed publicly to approve or recommend, an Acquisition Proposal, (C) caused the Company to enter into any Acquisition Agreement relating to any Acquisition Proposal, or
(D) resolved to do any of the foregoing;

          (f) the representations or warranties of the Company set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of the Agreement (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement;

          (h) the Agreement shall have been terminated in accordance with its terms; or

          (i) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Alcoa or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the benefit of the Purchaser and Alcoa and may be asserted by the Purchaser or Alcoa regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or Alcoa in whole or in part at any time and from time to time in their reasonable discretion. The failure by Alcoa or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.